Exhibit 4.2

EXECUTION VERSION

HUBBELL INCORPORATED,

as Issuer

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

SIXTH SUPPLEMENTAL INDENTURE

Dated as of March 12, 2021

To

INDENTURE

Dated as of September 15, 1995

2.300% Senior Notes due 2031

SIXTH SUPPLEMENTAL INDENTURE, dated as of March 12, 2021 (this “Sixth Supplemental Indenture”), between HUBBELL INCORPORATED, a Connecticut corporation (and any person that succeeds thereto, and is substituted therefor, under the terms of the Indenture (as defined below), the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”).

WHEREAS, the Company and Chemical Bank (the “Original Trustee”) executed and delivered an Indenture, dated as of September 15, 1995 (the “Base Indenture” as heretofore supplemented and as supplemented by this Sixth Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company, from time to time, of senior unsecured debt securities, consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness, to be issued in one or more series, as provided in the Base Indenture;

WHEREAS, subsequent to the date of the Base Indenture, The Bank of New York Mellon Trust Company, N.A. acquired the trustee business of a successor to the Original Trustee and succeeded the Original Trustee as the Trustee under the Base Indenture as heretofore supplemented;

WHEREAS, the Company previously issued (a) $300,000,000 aggregate principal amount of 5.95% Senior Notes due 2018 pursuant to that certain First Supplemental Indenture, dated as of June 2, 2008, between the Company and the Trustee, which 5.95% Senior Notes due 2018 the Company has previously redeemed in full, (b) $300,000,000 aggregate principal amount of 3.625% Senior Notes due 2022 pursuant to that certain Second Supplemental Indenture, dated as of November 17, 2010, between the Company and the Trustee,(c) $400,000,000 aggregate principal amount of 3.350% Senior Notes due 2026 pursuant to that certain Third Supplemental Indenture, dated as of March 1, 2016, between the Company and the Trustee, (d) $300,000,000 aggregate principal amount of 3.150% Senior Notes due 2027 pursuant to that certain Fourth Supplemental Indenture, dated as of August 3, 2017, between the Company and the Trustee, and (e) $450,000,000 aggregate principal amount of 3.500% Senior Notes due 2028 pursuant to that certain Fifth Supplemental Indenture, dated as of February 2, 2018, between the Company and the Trustee;

WHEREAS, pursuant to the joint written consent of the Board of Directors of the Company and the finance committee of the Board of Directors of the Company, dated as of February 27, 2021, the Company authorized the creation and issuance of a series of its debt securities under the Base Indenture, designated as the “2.300% Senior Notes due 2031” in the initial aggregate principal amount of $300,000,000 (the “Notes”);

WHEREAS, Section 11.01 of the Base Indenture provides that, without prior notice to or the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture as heretofore supplemented to establish the forms or terms of Debt Securities as permitted by Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, the Company desires to establish the forms and terms of the Notes in accordance with Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, the Company has determined that this Sixth Supplemental Indenture is authorized and permitted by Section 11.01 of the Base Indenture and has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate to that effect and an Opinion of Counsel and an Officers’ Certificate pursuant to Section 1.02 of the Base Indenture to the effect that all conditions precedent provided for in the Base Indenture as heretofore supplemented to the Trustee’s execution and delivery of this Sixth Supplemental Indenture have been complied with;

WHEREAS, the Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions; and

WHEREAS, all things necessary to make this Sixth Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Sixth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definition of Terms. For all purposes of this Sixth Supplemental Indenture, except as otherwise expressly provided or unless the context requires otherwise:

(a) a term defined in the Base Indenture and not otherwise defined herein has the same meaning when used in this Sixth Supplemental Indenture; and

(b) the following terms have the meanings given to them in this Section 1.1(b) and shall have the meanings set forth below for purposes of this Sixth Supplemental Indenture and the Base Indenture as it relates to the Notes created hereby (it being understood that any such terms appearing in the Base Indenture shall, with respect to the Notes, be deemed amended and restated, and superseded, in their entirety by the following):

“Additional Notes” shall have the meaning set forth in Section 8.1 hereof.

“Applicable Premium” shall have the meaning set forth in Exhibit A attached hereto.

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction with respect to any Principal Property, the lesser of: (a) the fair market value of such property (as determined in good faith by the Company’s Board of Directors at the time of entering into such Sale and Leaseback Transaction); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any authorized committee thereof.

“Business Day” means, with respect to the Notes, any day other than a Saturday, Sunday or other day on which banking institutions in New York City or in the city where the Corporate Trust Office is located are authorized or obligated by law, regulation or executive order to close.

“Change of Control Triggering Event” shall have the meaning set forth in Exhibit A attached hereto.

“Consolidated Net Tangible Assets” means, at any time, the excess over current liabilities of all assets, less goodwill, trademarks, patents, other like intangibles and the minority interests of others in Subsidiaries, of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recently completed accounting period of the Company for which financial information is then available.

“Corporation” means any corporation, association, company (including any joint stock company and limited liability company) and business trust.

“Debt” shall have the meaning set forth in Section 12.07 of the Base Indenture (as modified by the Sixth Supplemental Indenture).

“Discharged” means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Notes and to have satisfied all the obligations under the Indenture relating to the Notes (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except (a) the rights of Holders of the Notes to receive, from the trust fund described in Section 15.02(1) of the Base Indenture (as modified by the Sixth Supplemental Indenture), payment of the principal of (and premium, if any) and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to the Notes under Sections 3.04, 3.05, 3.06, 12.03 and 15.03 and under Section 6.07 of the Base Indenture, as supplemented and amended as of the relevant time and (c) the rights, powers, trusts, duties and immunities of the Trustee under the Base Indenture, as supplemented and amended as of the relevant time.

“DTC” shall have the meaning set forth in Section 2.4 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Funded Debt” means Debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the Person for which the determination is being made. Funded Debt does not include (a) obligations created pursuant to leases, (b) any Debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (c) any Debt for which money in the amount necessary for the payment or redemption of such Debt is deposited in trust either at or before the maturity date thereof.

“Government” means the government of the United States and any department, agency or instrumentality or political subdivision thereof and the government of any foreign country with which the Company or its Subsidiaries is permitted to do business under applicable law and any department, agency or political subdivision thereof.

“Interest Payment Date” shall have the meaning set forth in Section 2.3(a) hereof.

“Mortgage” means, with respect to any property or assets, any mortgage, pledge, lien or encumbrance on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Principal Property” means any parcel of real property and related fixtures or improvements owned by the Company or any Restricted Subsidiary and located in the United States, the net book value of which (after deduction of accumulated depreciation) on the date of determination exceeds 1.0% of Consolidated Net Tangible Assets, other than any such real property and related fixtures or improvements which, as determined in good faith by the Company’s Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

“Regular Record Date” means, with respect to any Interest Payment Date, the March 1 and September 1 (whether or not a Business Day) preceding the relevant Interest Payment Date.

“Restricted Subsidiary” means, with respect to the Company, any Subsidiary that is a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act; provided, that a Subsidiary will not be a Restricted Subsidiary if (a) it is principally engaged in the business of finance, banking, credit, leasing, insurance, investments, financial services or other similar operations, or any combination thereof; (b) it is principally engaged in financing the Company’s operations outside the continental United States of America; (c) substantially all of its assets consist of the capital stock of one or more of the Subsidiaries engaged in the operations described in the preceding clause (a) or (b) or any combination thereof; (d) a majority of its Voting Stock will at the time be owned directly or indirectly by one or more Subsidiaries which are not Restricted Subsidiaries; or (e)(i) it has issued and sold either (x) equity securities with aggregate net proceeds in excess of $10,000,000 or (y) debt securities aggregating $10,000,000 or more in principal amount, or (ii) the Company has sold equity securities of such Subsidiary with aggregate net proceeds to the Company in excess of $10,000,000; provided, however, that the securities referred to in this clause (e) were issued under a registration statement filed with the Commission pursuant to the Securities Act.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person with the intention of taking back a lease of such property; provided, that “Sale and Leaseback Transaction” will not include such arrangements that were existing on the date of the Sixth Supplemental Indenture or at the time any Person owning a Principal Property becomes a Restricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Stated Maturity Date” shall have the meaning set forth in Section 2.2 hereof.

“Subsidiary” means any Corporation or other entity of which at least a majority of the outstanding capital stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers, trustees or equivalent of such Corporation or other entity, irrespective of whether or not, at the time, capital stock or other equity interests of any other class or classes of such Corporation or other entity have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Company or by one or more Subsidiaries thereof, or by the Company and one or more Subsidiaries thereof.

“Successor Corporation” shall have the meaning set forth in Section 10.01 of the Base Indenture (as modified by the Sixth Supplemental Indenture).

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clause (a) or (b), are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“USA Patriot Act” shall have the meaning set forth in Section 10.9 hereof.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1 Designation and Principal Amount. The Notes may be issued from time to time upon Company Order for the authentication and delivery of the Notes pursuant to Sections 3.01 and 3.03 of the Base Indenture. There is hereby authorized a series of Debt Securities designated as the “2.300% Senior Notes due 2031,” initially limited in aggregate principal amount to $300,000,000 (except upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.03, 3.04, 3.05, 3.06, 11.06 or 13.07 of the Base Indenture).

Section 2.2 Stated Maturity Date. The Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 15, 2031 (the “Stated Maturity Date”).

Section 2.3 Interest.

(a) The Notes will bear interest at the rate of 2.300% per annum from March 12, 2021. Interest on the Notes will be payable semi-annually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), beginning on September 15, 2021, to the Persons in whose names the respective Notes are registered at the close of business on the Regular Record Date preceding the relevant Interest Payment Date. If any Interest Payment Date is not a Business Day, then payment will be made on the next succeeding Business Day, but without any additional interest or other amount.

(b) Interest payable on any Interest Payment Date (and the Stated Maturity Date) shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date hereof, if no interest has previously been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date (or the Stated Maturity Date).

(c) Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Section 2.4 Place of Payment and Appointment. Principal of, premium, if any, on and interest on the Notes shall be payable in Dollars, the transfer of the Notes shall be registrable, and the Notes shall be exchangeable for Notes of a like aggregate principal amount, at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be the office or agency of the Trustee in New York, New York; provided, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; and provided, further, that the Company shall pay principal of, premium, if any, on, and interest on, the Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or such other U.S. Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to DTC (or such other U.S. Depositary) or its nominee, as the case may be, as the Holder of such Notes in global form.

The Security Registrar for the Notes shall be the Trustee; and the Paying Agent for the Notes shall initially be the Trustee.

Section 2.5 [Reserved].

Section 2.6 Denominations. The Notes will be issued in Dollars and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.7 Global Notes. The Notes will be issued initially in the form of a permanent Global Note in registered form deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Except as set forth in the Base Indenture (as modified by this Sixth Supplemental Indenture), the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. The Company will make principal and interest payments on the Notes represented by the Global Note to the Paying Agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture. So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by that Global Note for all purposes of the Notes.

Section 2.8 Form of the Notes. The form of the Notes and the Trustee’s Certificate of Authentication to be endorsed thereon shall be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

Section 2.9 No Sinking Fund. The Notes will not have the benefit of any sinking fund.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.1 Optional Redemption by Company.

The Notes will be redeemable in whole or in part, at the Company’s option, in the manner and on the terms set forth in the Notes.

Section 3.2 Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described in Section 3.1 hereof or has defeased the Notes in accordance with Article Fifteen of the Base Indenture (as modified by this Sixth Supplemental Indenture), the Company shall be required to make an offer to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes in the manner and on the terms set forth in the Notes.

ARTICLE 4

COVENANTS

Section 4.1 Consolidation, Merger, Sale or Conveyance. The following provisions shall apply with respect to the Notes (notwithstanding Sections 10.01 and 10.02 of the Base Indenture, which with respect to the Notes shall be deemed amended and restated, and superseded, in their entirety by the following (it being understood that the second full paragraph of Section 10.01 of the Base Indenture shall not apply to the Notes)):

“Section 10.01. Company May Consolidate, etc., Only on Certain Terms. The Company will not consolidate with or merge into any other Corporation or sell or convey its properties and assets substantially as an entirety to any Corporation, unless:

(a) the Corporation formed by such consolidation or into which the Company is merged or the Corporation which acquires by sale or conveyance the properties and assets of the Company substantially as an entirety (the “Successor Corporation”) is a Corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on the Notes, and the performance of every covenant of the Indenture on the part of the Company to be performed or observed;

(b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

(c) the Company or Successor Corporation has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, sale or conveyance and such supplemental indenture comply with this Article Ten (as modified by the Sixth Supplemental Indenture) and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Section 10.02. Successor Corporation Substituted. Upon any consolidation with or merger into any other Corporation, or any sale or conveyance of the properties and assets of the Company substantially as an entirety in accordance with Section 10.01 (as modified by the Sixth Supplemental Indenture), the Successor Corporation formed by such consolidation or into which the Company is merged or to which such sale or conveyance is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such Successor Corporation had been named as the Company in the Indenture, and thereafter the Company (which term shall for this purpose mean Hubbell Incorporated or any Successor Corporation which shall theretofore have succeeded thereto, and been substituted therefor, in the manner described in this Section 10.02 (as modified by the Sixth Supplemental Indenture)) will be relieved of all obligations and covenants under the Indenture and the Notes.

Notwithstanding the foregoing, any consolidation, merger, sale or conveyance between or among the Company and its Subsidiaries shall neither be subject to this Article Ten (as modified by the Sixth Supplemental Indenture) nor prohibited under the Indenture.”

Section 4.2 Limitation on Liens. The following provisions shall apply with respect to the Notes (notwithstanding Section 12.07 of the Base Indenture, which with respect to the Notes shall be deemed amended and restated, and superseded, in its entirety by the following):

“Section 12.07. Limitation on Liens. The Company will not create or assume, and will not permit a Restricted Subsidiary to create or assume, otherwise than in favor of the Company or a Subsidiary, any indebtedness for borrowed money (“Debt”) secured by a Mortgage upon any Principal Property or upon any shares of capital stock or Debt issued by any Subsidiary and owned by the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, without making effective provision whereby the Notes will be secured equally and ratably with, or at the Company’s option, senior to, such Debt, so long as such Debt is so secured; provided, that the foregoing covenant will not be applicable to Debt secured by the following, and the Debt so secured will be excluded from any computation under the next succeeding paragraph below:

(a) Mortgages on property of the Company or a Restricted Subsidiary existing on the date of the Sixth Supplemental Indenture;

(b) Mortgages on property of a Corporation or other entity existing at the time such Corporation or other entity is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such Corporation or other entity (or a division of such Corporation or other entity) as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; provided that any such Mortgage does not extend to any property owned by the Company or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;

(c) Mortgages to secure or provide for the payment of any part of the cost of acquisition, construction, development or purchase or improvement of any such property now owned or hereafter acquired or constructed by the Company or a Restricted Subsidiary, or on which property so acquired, constructed, developed, purchased or improved is located, and created prior to, contemporaneously with or within 270 days after the later of, such improvement, acquisition, construction, development or purchase or the commencement of commercial operation of such property;

(d) Mortgages on any such property existing at the time of acquisition thereof, whether or not assumed by the Company or such Restricted Subsidiary;

(e) Mortgages on any such property of a Person at the time such Person becomes a Restricted Subsidiary;

(f) Mortgages created for the sole purpose of extending, renewing or refunding any Mortgage permitted by any of clauses (a)-(e) of this Section 12.07 (as modified by the Sixth Supplemental Indenture); provided, that the principal amount of Debt secured thereby will not exceed the principal amount of Debt so secured at the time of such extension, renewal or refunding (plus any premium or fee payable in connection therewith) and that such extension, renewal or refunding Mortgage will be limited to all or any part of the same property (plus improvements on such property, and plus any other property not then constituting Principal Property) that secured the Mortgage extended, renewed or refunded, or to other property of the Company or its Restricted Subsidiaries not subject to the limitations of this Section 12.07 (as modified by the Sixth Supplemental Indenture);

(g) Mortgages for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith, and against which an adequate reserve has been established; Mortgages on any such property created in connection with pledges or deposits to secure public or statutory obligations or to secure performance in connection with bids or contracts; materialmen’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other like Mortgages, or Mortgages on any such property created in connection with deposits to obtain the release of such Mortgages; Mortgages on any such property created in connection with deposits to secure surety, stay, appeal or customs bonds; Mortgages created by or resulting from any litigation or legal proceeding which is being contested in good faith by appropriate proceedings; leases and liens, rights of reverter and other possessory rights of the lessor thereunder; zoning restrictions, easements, rights-of-way or other restrictions on the use of real property or minor irregularities in the title thereto; and any other Mortgages similar to those described in this clause (g), the existence of which does not, in the opinion of the Company, materially impair the use by the Company or a Restricted Subsidiary of the affected property in the operation of the business of the Company or a Restricted Subsidiary, or the value of such property for the purposes of such business;

(h) Mortgages on any contracts for production, research or development with or for the Government, directly or indirectly, providing for advance, partial or progress payments on such contracts and for a Mortgage, paramount to all other Mortgages, upon money advanced or paid pursuant to such contracts, or upon any material or supplies in connection with the performance of such contracts to secure such payments to the Government; and Mortgages or other evidences of interest in favor of the Government, paramount to all other Mortgages, on any equipment, tools, machinery, land or buildings hereafter constructed, installed or purchased by the Company or a Restricted Subsidiary primarily for the purpose of manufacturing or producing any product or performing any development work, directly or indirectly, for the Government to secure indebtedness incurred and owing to the Government for the construction, installation or purchase of such equipment, tools, machinery, land or buildings; and

(i) Mortgages created after the date of the Sixth Supplemental Indenture on any property leased to or purchased by the Company or a Restricted Subsidiary after such date and securing, directly or indirectly, obligations issued by a state, a territory or a possession of the United States, or any instrumentality or political subdivision of any of the foregoing, or the District of Columbia, to finance the cost of acquisition or cost of construction of such property, provided, that the interest paid on such obligations is entitled to be excluded from gross income of the recipient pursuant to Section 103(a) of the Internal Revenue Code of 1986, as amended (or any successor or similar provision), as in effect at the time of the issuance of such obligations.

Notwithstanding the restrictions described above, the Company and its Restricted Subsidiaries may create or assume Debt secured by Mortgages without equally and ratably securing the Notes if, at the time of such creation or assumption, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages (other than any Debt secured in compliance with the first paragraph of this Section 12.07 (as modified by the Sixth Supplemental Indenture) (including any Debt secured by Mortgages permitted as described in clauses (a) through (i) thereof)) that would otherwise be subject to these restrictions, together with all Attributable Debt with respect to Sale and Leaseback Transactions (permitted under clause (c) of, but not otherwise permitted by, Section 12.08 (as modified by the Sixth Supplemental Indenture)) does not exceed 15% of the Company’s Consolidated Net Tangible Assets.”

Section 4.3 Limitation on Sale and Leaseback Transactions. The following provisions shall apply with respect to the Notes (notwithstanding Section 12.08 of the Base Indenture, which with respect to the Notes shall be deemed amended and restated, and superseded, in its entirety by the following):

“Section 12.08. Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit a Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property owned by the Company or such Restricted Subsidiary on the date of the Sixth Supplemental Indenture, unless:

(a) the Sale and Leaseback Transaction involves a lease for a term of not more than three years,

(b) the Sale and Leaseback Transaction is between the Company or such Restricted Subsidiary and the Company or a Subsidiary,

(c) the Company or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur Debt secured by a Mortgage on such Principal Property involved in such Sale and Leaseback Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes pursuant to the second paragraph of Section 12.07 (as modified by the Sixth Supplemental Indenture), or

(d) the terms of such Sale and Leaseback Transaction are fair and arm’s-length (as determined in good faith by the Company’s Board of Directors) and the Company or any Restricted Subsidiary applies an amount equal to the greater of (i) the net proceeds of such sale or transfer or (ii) the Attributable Debt with respect to such Sale and Leaseback Transaction within 180 days after the receipt of the proceeds of such sale or transfer to either (or a combination) of (A) the prepayment or retirement (other than the mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of Funded Debt of the Company or a Restricted Subsidiary (other than Funded Debt that is subordinated to the Notes) or (B) the purchase, construction or development of other comparable property.”

Section 4.4 Corporate Existence. The following provision shall apply with respect to the Notes (notwithstanding Section 12.05 of the Base Indenture, which with respect to the Notes shall be deemed amended and restated, and superseded, in its entirety by the following):

“Section 12.05. Corporate Existence. Subject to Article Ten (as modified by the Sixth Supplemental Indenture), the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company.”

ARTICLE 5

EVENTS OF DEFAULT

Section 5.1 Events of Default. The following “Events of Default” shall apply with respect to the Notes (notwithstanding Section 5.01 of the Base Indenture, which with respect to the Notes shall be deemed amended and restated, and superseded, in its entirety by the following):

“Section 5.01. Events of Default.

“Event of Default” means, with respect to the Notes, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any interest upon the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (and premium, if any, on) the Notes on the date on which such amount becomes due and payable, whether at the Stated Maturity Date or by declaration of acceleration, call for redemption, repayment at the option of the Holders of the Notes or otherwise;

(3) [Reserved];

(4) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than any covenant or warranty a default in whose performance or whose breach is dealt with elsewhere in this Section 5.01 (as modified by the Sixth Supplemental Indenture) or any covenant or warranty which has been included in the Indenture solely for the benefit of Debt Securities of series other than the Notes), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;

(5) the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(6) the commencement by the Company of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of its creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

(7) [Reserved].”

ARTICLE 6

DEFEASANCE

Section 6.1 Defeasance Upon Deposit of Moneys or U.S. Government Obligations. The following provisions shall apply with respect to the Notes (notwithstanding Section 15.02 of the Base Indenture, which with respect to the Notes shall be deemed amended and restated, and superseded, in its entirety by the following):

“Section 15.02. Defeasance Upon Deposit of Moneys or U.S. Government Obligations.

At the Company’s option, either (a) the Company shall be deemed to have been Discharged from its obligations with respect to the Notes (“legal defeasance option”) or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Article Ten, Section 12.05, Section 12.07 and Section 12.08 (in each case, as modified by the Sixth Supplemental Indenture) and Section 3.2 of the Sixth Supplemental Indenture with respect to the Notes (“covenant defeasance option”) at any time after the applicable conditions set forth below have been satisfied:

(1) the Company shall have deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust dedicated solely to the benefit of the Holders of the Notes (i) money in an amount, or (ii) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient, in the opinion (with respect to (ii) and (iii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the Outstanding Notes on the dates such installments of interest or principal and premium are due;

(2) such deposit shall not cause the Trustee with respect to the Notes to have a conflicting interest for purposes of the Trust Indenture Act with respect to the Notes;

(3) such defeasance will not cause the trust resulting from such deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

(4) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article Fifteen (as modified by the Sixth Supplemental Indenture) have been complied with;

(5) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(6) no Event of Default or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit and, with respect to the legal defeasance option only, no Event of Default under Section 5.01(5) or Section 5.01(6) (in each case, as modified by the Sixth Supplemental Indenture) or event which with the giving of notice or lapse of time, or both, would become an Event of Default under Section 5.01(5) or Section 5.01(6) (in each case, as modified by the Sixth Supplemental Indenture) shall have occurred and be continuing on the 91st day after such date; and

(7) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such defeasance will not cause the beneficial owners of the Notes to recognize income, gain or loss for U.S. federal income tax purposes and such beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as if the defeasance had not occurred, which Opinion of Counsel, in the case of the legal defeasance option, must be based on a ruling from the Internal Revenue Service or a change in the applicable U.S. federal income tax law.

Notwithstanding the foregoing, if the Company exercises its covenant defeasance option and an Event of Default under Section 5.01(5) or Section 5.01(6) (in each case, as modified by the Sixth Supplemental Indenture) or an event which with the giving of notice or lapse of time, or both, would become an Event of Default under Section 5.01(5) or Section 5.01(6) (in each case, as modified by the Sixth Supplemental Indenture) shall have occurred and be continuing on the 91st day after the date of such deposit, the obligations of the Company referred to under the definition of covenant defeasance option with respect to such Notes shall be reinstated in full.”

ARTICLE 7

SATISFACTION AND DISCHARGE

Section 7.1 Satisfaction and Discharge of Indenture. The following provisions shall apply with respect to the Notes (notwithstanding the first paragraph of Section 4.01 of the Base Indenture, including clauses (1)-(4) thereof, which paragraph shall, with respect to the Notes, be deemed amended and restated, and superseded, in its entirety by the following (it being understood that clause (4) of such paragraph shall not apply to the Notes)):

“Section 4.01. Satisfaction and Discharge of Indenture.

The Indenture, with respect to the Notes, shall upon Company Request, cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the Notes expressly provided for in the Indenture and the right to receive payments of principal (and premium, if any) and interest on the Notes) and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when

(1) either

(A) all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 3.06 and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 12.04) have been delivered to the Trustee for cancellation; or

(B) all Notes not theretofore delivered to the Trustee for cancellation,

(i) have become due and payable, or

(ii) will become due and payable at their Stated Maturity Date within one year, or

(iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) of this subclause (B), has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount in the currency in which the Notes are denominated sufficient to pay and discharge the entire indebtedness on the Notes for principal (and premium, if any) and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity Date or Redemption Date, as the case may be; provided, however, in the event a petition for relief under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, is filed with respect to the Company within 91 days after the deposit and the Trustee is required to return the deposited money to the Company, the obligations of the Company under the Indenture with respect to the Notes shall not be deemed terminated or discharged;

(2) the Company has paid or caused to be paid all other sums payable under the Indenture in respect of the Notes; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to the Notes have been complied with.”

Section 7.2 Satisfaction and Discharge Requiring Payment of Applicable Premium. The following provision shall apply with respect to the Notes and shall be inserted as a new Section 4.03 of the Base Indenture solely with respect to the Notes:

“Section 4.03. Satisfaction and Discharge Requiring Payment of Applicable Premium.

Notwithstanding Section 4.01 (as modified by the Sixth Supplemental Indenture), in connection with any discharge relating to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption (and calculated as though the Redemption Date were the date of such notice of redemption), with any deficit as of the Redemption Date only required to be deposited with the Trustee on or prior to the Redemption Date.”

ARTICLE 8

ADDITIONAL NOTES

Section 8.1 Additional Notes. The Company may, from time to time, without notice to or consent of the Holders of the Notes, create and issue additional Notes (the “Additional Notes”) having the same terms and conditions and with the same CUSIP, ISIN and/or other identifying number as the Notes, in an unlimited aggregate principal amount, except for issue date, issue price, initial interest accrual date and the date of the first payment of interest thereon. Any such Additional Notes will be consolidated with the Notes to form a single series of Debt Securities under the Indenture, provided, that any such Additional Notes that are not fungible with the Notes for U.S. federal income tax purposes will have a separate CUSIP, ISIN and/or other identifying number, if applicable, than the Notes.

ARTICLE 9

ADDITIONAL MODIFICATIONS TO THE BASE INDENTURE

Section 9.1 Governing Law. Section 1.11 of the Base Indenture is hereby amended, solely with respect to the Notes and any Debt Securities issued after the date hereof, by inserting the following at the immediate end of such Section:

“EACH OF THE COMPANY AND THE TRUSTEE, AND EACH HOLDER OF A DEBT SECURITY BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE DEBT SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

The Company irrevocably consents and submits, for itself and in respect of any of its assets or property, to the nonexclusive jurisdiction of any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States of America, and any appellate court from any thereof in any suit, action or proceeding that may be brought in connection with this Indenture or the Debt Securities, and waives any immunity from the jurisdiction of such courts. The Company irrevocably waives, to the fullest extent permitted by law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company agrees, to the fullest extent that it lawfully may do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company, and waives, to the fullest extent permitted by law, any objection to the enforcement by any competent court in the Company’s jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding.”

Section 9.2 Certain Rights of Trustee. Section 6.03 of the Base Indenture is hereby amended, solely with respect to the Notes and any Debt Securities issued after the date hereof, by deleting the word “and” at the end of clause (f) thereof, replacing the period at the end of clause (g) thereof with “; and”, and inserting the following at the immediate end of such Section:

“(h) the Trustee shall not be deemed to have notice or be charged with knowledge of any default or Event of Default unless written notice of such default or Event of Default from the Company or any Holder is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Debt Securities and this Indenture;

(i) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;

(j) anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential or other similar loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action; and

(k) the Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any provision of any law or regulation or any act of any governmental authority, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.”

Section 9.3 Compensation and Reimbursement. Clauses (2) and (3) of Section 6.07 of the Base Indenture are hereby amended, amended and restated and superseded in their entirety, solely with respect to the Notes and any Debt Securities issued after the date hereof, by replacing such clauses of such Section with the following:

“(2) to reimburse the Trustee in Dollars upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the expenses, disbursements and advances of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct; and

(3) to indemnify the Trustee in Dollars for, and to hold is harmless against, any and all loss, liability, damage, claims or expense, including taxes (other than taxes based upon, measured by or determined by income of the Trustee), incurred without negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust or performance of its duties hereunder, including the costs and expenses of enforcing this Indenture against the Company (including Section 6.07) and of defending itself against any claim (whether asserted by any Holder of the Company) or liability in connection with the exercise or performance of any of its powers or duties hereunder.”

Section 9.4 Reports by Company. Section 7.04 of the Base Indenture is hereby amended, solely with respect to the Notes and any Debt Securities issued after the date hereof, by inserting the following at the immediate end of such Section:

“Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

Section 9.5 Supplemental Indentures Without Consent of Holders. Section 11.01 of the Base Indenture is hereby amended, solely with respect to the Notes and any Debt Securities issued after the date hereof, by replacing the period at the end of clause (11) thereof with “; or” and inserting the following at the immediate end of such Section:

“(12) to conform the text of any provision of the Indenture, as amended and supplemented from time to time, that is applicable to the Notes or the Notes, as applicable, to the description of the terms of the Notes in the applicable prospectus supplement.”

ARTICLE 10

MISCELLANEOUS

Section 10.1 Confirmation of Base Indenture. The Base Indenture, as heretofore supplemented and as supplemented by this Sixth Supplemental Indenture, is in all respects ratified and confirmed, and this Sixth Supplemental Indenture shall be deemed part of the Base Indenture as heretofore supplemented in the manner and to the extent herein and therein provided.

Section 10.2 Responsibility of Recitals, Etc. The Trustee assumes no responsibility for the correctness of the statements and recitals herein. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 10.3 Concerning the Trustee. The Trustee does not assume any duties, responsibility or liabilities by reason of this Sixth Supplemental Indenture other than as set forth in the Base Indenture as heretofore supplemented and, in carrying out its responsibilities hereunder, the Trustee shall have all of the rights, powers, privileges, protections and immunities which it possesses under the Indenture.

Section 10.4 Governing Law. This Sixth Supplemental Indenture and the Notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Section 10.5 Severability. In case any provision in this Sixth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.6 Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

The exchange of copies of this Sixth Supplemental Indenture and of signature pages by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Sixth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Sixth Supplemental Indenture for all purposes. The exchange of copies of this Sixth Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Sixth Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Sixth Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in this Sixth Supplemental Indenture or the Notes to the contrary notwithstanding, for the purposes of the transactions contemplated by this Sixth Supplemental Indenture, the Notes and any document to be signed in connection with the Indenture or the Notes (including the Notes and amendments, supplements, waivers, consents and other modifications, the Trustee’s certificate of authentication on the Notes, Company Requests, Company Orders, Officers’ Certificates and Opinions of Counsel and other amendment, issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

Section 10.7 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required to be a part of and govern this Sixth Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Sixth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Sixth Supplemental Indenture, as so modified or excluded, as the case may be.

Section 10.8 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 10.9 USA Patriot Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, modified or supplemented from time to time, the “USA Patriot Act”), the Trustee, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The parties to this Sixth Supplemental Indenture agree that they will provide the Trustee with such information as the Trustee may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed, as of the day and year first written above.

HUBBELL INCORPORATED

By:	/s/ Jonathon B. Murphy
Name: Jonathon B. Murphy
Title: Treasurer

Attest:	/s/ Katherine A. Lane
Name: Katherine A. Lane
Title: Vice President,
General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Valere Boyd
Name: Valere Boyd
Title: Vice President

[Signature Page to Sixth Supplemental Indenture]

EXHIBIT A

[To be included in Global Notes — THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A U.S. DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH U.S. DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

HUBBELL INCORPORATED

2.300% Senior Notes due 2031

CUSIP: 443510 AK8

ISIN: US443510AK84

No. R-[ ]	U.S. $[ ]

Hubbell Incorporated, a corporation duly organized and existing under the laws of the State of Connecticut (herein called the “Company,” which term includes any person that succeeds thereto, and is substituted therefor, under the terms of the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of [                ] ($[                ]) on March 15, 2031 (the “Stated Maturity Date”). This Note will bear interest at the rate of 2.300% per annum from March 12, 2021. Interest on this Note will be payable semi-annually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), beginning on September 15, 2021, to the Person in whose name this Note is registered at the close of business on the March 1 and September 1 (whether or not a Business Day) preceding the relevant Interest Payment Date (the “Regular Record Date”). If any Interest Payment Date is not a Business Day, then payment will be made on the next succeeding Business Day, but without any additional interest or other amount. Interest payable on any Interest Payment Date (and the Stated Maturity Date) shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date hereof, if no interest has previously been paid or duly provided for with respect to this Note) to, but excluding, such Interest Payment Date (or the Stated Maturity Date). Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Principal of, premium, if any, on and interest on this Note shall be payable in Dollars, the transfer of this Note shall be registrable, and this Note shall be exchangeable for Notes of a like aggregate principal amount, at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be the office or agency of the Trustee in New York, New York; provided, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; and provided, further, that the Company shall pay principal of, premium, if any, on, and interest on, this Note in global form registered in the name of or held by DTC or such other U.S. Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to DTC (or such other U.S. Depositary) or its nominee, as the case may be, as the Holder of this Note in global form.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual, PDF or other electronically imaged signature (including, without limitation, by DocuSign or Adobe Sign), this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

HUBBELL INCORPORATED

By:
Name: Jonathon B. Murphy
Title: Treasurer

Attest:
Name: Katherine A. Lane
Title: Vice President,
General Counsel and Secretary

[CORPORATE SEAL]

Trustee’s Certificate of Authentication

This Note is one of the Debt Securities of a series referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[Signature Page to Global Note]

[Reverse of Note]

This Note is one of a duly authorized series of Debt Securities of the Company (herein called the “Note” or the “Notes,” as the case may be), issued and to be issued in one or more series under an Indenture, dated as of September 15, 1995 (the “Base Indenture”), between the Company and Chemical Bank (as predecessor trustee to The Bank of New York Mellon Trust Company, N.A.), as heretofore supplemented and as supplemented by the Sixth Supplemental Indenture, dated as of March 12, 2021 (the “Sixth Supplemental Indenture” and, the Base Indenture as heretofore supplemented and as supplemented by the Sixth Supplemental Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be authenticated and delivered.

Optional Redemption

The Notes will be redeemable in whole or in part, at the Company’s option, at any time and from time to time prior to December 15, 2030 (three months prior to the Stated Maturity Date) (such date, the “Par Call Date”) at a Redemption Price equal to the greater of (the “Applicable Premium”) (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the Redemption Date to the Par Call Date (assuming for such purpose that the notes matured on the Par Call Date and not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

The Notes will be redeemable in whole or in part, at the Company’s option, at any time and from time to time on or after the Par Call Date at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date.

Further, installments of interest on any Notes to be optionally redeemed that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the applicable Interest Payment Date to the Holders of the Notes as of the close of business on the relevant Regular Record Date according to such Notes and the Indenture.

Notice of any redemption will be mailed, or delivered electronically if the Notes are held by DTC in accordance with DTC’s customary procedures, not less than 10 days and not more than 60 days prior to the Redemption Date to each Holder of Notes to be redeemed.

Unless the Company defaults in payment of the Redemption Price, from and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed will be selected by the Trustee by a method that the Trustee deems to be fair and appropriate.

For purposes of the foregoing optional redemption provisions, the following terms are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming for such purpose that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (c) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in New York City.

“Quotation Agent” means a Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means one or more of (a) BofA Securities, Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer and (b) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to one or more Reference Treasury Dealers and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Company shall execute, and the Trustee shall authenticate and deliver to the Holder of this Note without service charge, a new Note or Notes, of like tenor and form, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of this Note so surrendered.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described above or has defeased the Notes pursuant to Article Fifteen of the Base Indenture (as modified by the Sixth Supplemental Indenture), the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes in the manner and on the terms set forth herein. In a Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the repurchase date (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to the trustee and mailed, or delivered electronically if the Notes are held by DTC in accordance with DTC’s customary procedures, to Holders of Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the repurchase date specified in the applicable notice, which date will be no earlier than 15 days and no later than 60 days from the date on which such notice is mailed (or delivered electronically) to the Holders of Notes (a “Change of Control Payment Date”).

The notice will, if mailed (or delivered electronically) prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, the Company will, to the extent lawful: (a) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer, and (c) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with such securities laws and regulations and will not be deemed to have breached the

Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict and compliance.

For purposes of the foregoing Change of Control Offer provisions, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and its subsidiaries’ assets, taken as a whole, to any person, other than the Company or one of its subsidiaries; provided, that none of the circumstances in this clause (a) will be a Change of Control if the persons that beneficially own the Company’s Voting Stock immediately prior to the transaction own, directly or indirectly, Voting Stock of the transferee person representing a majority of the voting power of the transferee person’s Voting Stock immediately after giving effect to the transaction; (b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, that a person shall not be deemed a beneficial owner of, or to own beneficially, (i) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder or (ii) any securities if such beneficial ownership (A) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made by the Company pursuant to the applicable rules and regulations under the Exchange Act and (B) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (c) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares; (d) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (e) the adoption of a plan relating to the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company or other person and (b)(1) the direct or indirect holders of the Voting Stock of such holding company or such other person immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company or other person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company or such other person. As used in this definition, the term “person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of such Board of Directors on the date the Notes were issued or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by both Rating Agencies and the Notes are rated below Investment Grade by both Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) commencing upon the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the first public notice of the Company’s intention to effect a Change of Control, and in each case, ending 60 days following the consummation of the Change of Control. However, a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform a Responsible Officer of the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control.

“S&P” means S&P Global Ratings, and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock or other equity interests of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

The Notes will not have the benefit of any sinking fund.

Articles 4 and 15 of the Base Indenture (in each case, as modified by the Sixth Supplemental Indenture) will apply to the Notes.

If an Event of Default with respect to the Notes occurs and is continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of the Notes is registrable in the Security Register. If this Note is presented or surrendered for registration of transfer or exchange, it shall (if so required by the Company and the Trustee) be duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee, duly executed, by the Holder hereof or his attorney duly authorized in writing.

The Notes will be issued in Dollars and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No service charge will be payable by the Holder for any registration of transfer or exchange of this Note except as provided in Section 3.04(b) or 3.06 of the Indenture. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of this Note, other than those expressly provided in the Indenture to be made at the Company’s own expense or without expense or without charge to the Holders.

The Company will make principal and interest payments on the Notes represented by this Note to the Paying Agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Notes represented by this Note for all purposes under the Indenture. So long as DTC or its nominee is the registered owner of this Note, DTC or its nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by this Note for all purposes of the Notes.

All capitalized terms used, but not defined, in this Note shall have the meanings assigned to them in the Indenture.